EXHIBIT 99.1

Nutrition 21 Completes Purchase of Iceland Health
and Enters the Omega 3 Market

Combination of Nutrition 21 and Iceland Health Organizations
Creates a Consumer Health Products Company
with Broad Marketing and Distribution Capabilities

PURCHASE, N.Y., August 29, 2006 - Nutrition 21, Inc., (NASDAQ: NXXI) today announced that it has completed the acquisition of Iceland Health, Inc.

Iceland Health has developed a leading brand position in the Omega-3 market, the fastest growing category in the supplement industry. It has exclusive U.S. rights to market and sell fish oil and omega-3 fatty acids that are manufactured by an Iceland company to pharmaceutical standards utilizing a patented distillation process. It has marketed its products through direct response channels including TV infomercials, print, radio, direct mail and internet e-commerce. Unaudited revenues for the 12 months ended June 30, 2006 were approximately $26 million.

According to Nutrition Business Journal total U.S. retail sales of fish oils/Omega-3’s for all distribution channels grew from $187 million in sales in 2003 to $261 million in sales in 2004. According to Information Resources (IRI) data for food, drug and mass retailers, sales of Omega-3 fatty acids grew 106% for the 52 weeks ending May 21, 2006.

“The acquisition of Iceland Health builds on our strategy to leverage our biosciences roots and to continue to develop and market proprietary and clinically substantiated nutraceuticals that address significant health care concerns,” said Paul Intlekofer, President and CEO of Nutrition 21. “The American Heart Association recommends Omega-3 fatty acids for numerous heart health benefits. With the volume of studies behind fish oil and Omega-3 fatty acids, the science is very solid.”

“Over the last year Nutrition 21 has transitioned from an ingredients model to a supplier of finished products. The combined business of Nutrition 21 and Iceland Health offers a broad line of proprietary products shown to be effective in the areas of insulin resistance, obesity, diabetes, cardiovascular disease, depression and joint health. We have a talented retail sales force and established relationships with the major retailers in the U.S. and will take the Iceland Health franchise into retail. In turn, we are excited about further supporting our Chromax® chromium picolinate marketing initiatives with TV advertising and other direct marketing.”

Mark Stenberg and Arnold Blair, the former principals of Iceland Health, have joined Nutrition 21 as executives. Mr. Stenberg said “We are getting to work immediately to combine Iceland Health expertise and products with those of Nutrition 21 to build a formidable consumer health products company.”

Financial Details
The purchase price for Iceland Health consisted of 8 million shares of Nutrition 21 common stock, $1 million in cash, $2.5 million in notes due in three years with 5% interest, a maximum of $2.5 million in earn out payments, and the potential issuance of 1.5 million additional shares of common stock depending on the market price of Nutrition 21 stock a year after the closing. Mark Stenberg and Arnold Blair have signed three-year employment agreements with Nutrition 21.

About Nutrition 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The company markets Chromax® chromium picolinate, http://www.chromax.com/, which is the most-studied form of the essential mineral chromium. Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular disease, control carbohydrate cravings and fight weight gain, is now available through food, drug and mass retailers nationwide. Nutrition 21 also developed and markets Diachrome®, http://www.diachrome.com/ , a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is available in select drug retailers nationwide. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. More information is available at http://www.nutrition21.com.

About Iceland Health
Iceland Health is a leading provider of consumer health products that leverage the unique attributes of the Icelandic people. The Company is the exclusive importer of Icelandic fish oils and omega-3 fatty acids that are manufactured to pharmaceutical standards utilizing a patented distillation process. The Company primarily uses direct response as its customer acquisition vehicle. For more information see http://icelandhealth.com.

Safe Harbor Provision

This press release may contain certain forward-looking statements.  The words “believe,” “expect,” “anticipate,” “intend” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2005. Actual results could differ materially from the results referred to in the forward-looking statements.  In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur.  Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT: Maryrose Lombardo, 914.701.4525